Exhibit 99.1

International Rectifier Announces Fourth Quarter and Full Year 2011 Results

Fourth Quarter Fiscal Year 2011

•                  June quarter revenue $317.2 million, a 6.9% sequential increase

•                  GAAP EPS $0.55 per fully diluted share

Full Year Fiscal 2011

•                  Revenue $1.18 billion vs. $895.3 million, a 31.4% increase year-over-year

•                  Gross margin 39.5% vs. 32.7%, a 6.8% increase year-over-year

•                  GAAP EPS $2.33 vs. $1.13 per fully diluted share, a 106% increase year-over-year

EL SEGUNDO, Calif.—(BUSINESS WIRE)—August 17, 2011— International Rectifier Corporation (NYSE:IRF) today announced financial results for the fourth quarter (ended June 26, 2011) of its fiscal year 2011.  Revenue for the fourth quarter fiscal year 2011 was $317.2 million, a 6.9% increase from $296.7 million in the third quarter fiscal year 2011 and a 20.3% increase from $263.8 million in the fourth quarter fiscal year 2010.

International Rectifier reported net income of $39.6 million, or $0.55 per fully diluted share for the fourth quarter fiscal year 2011, compared with net income of $49.5 million, or $0.69 per fully diluted share, in the third quarter fiscal year 2011.  The fourth quarter fiscal year 2011 results included a $12.4 million gross tax benefit that benefitted fully diluted earnings per share by $0.18.  The third quarter fiscal year 2011 results included a $6.5 million gross tax benefit and a $3.5 million reversal of restructuring charges, which combined, benefitted third quarter fiscal year 2011 fully diluted earnings per share by $0.14.  For the fourth quarter fiscal year 2010, International Rectifier reported a net income of $29.0 million, or $0.41 per fully diluted share. The fourth quarter fiscal year 2010 results included an $8.5 million gross tax benefit that increased fully diluted earnings per share by $0.12.

Revenue for fiscal year 2011 was $1.18 billion, an increase of 31.4% or $281.3 million over revenue of $895.3 million for the previous fiscal year. Net income of $166.5 million for fiscal year 2011 was an increase of $85.7 million over net income of $80.8 million for the previous fiscal year. Fully diluted earnings per share for fiscal year 2011 were $2.33, an increase of 106% or $1.20 per share over fully diluted earnings per share of $1.13 for the previous fiscal year.

President and Chief Executive Officer Oleg Khaykin stated: “The 2011 fiscal year was a great year for IR.  We achieved strong revenue growth, gross margin expansion and increased profitability compared to the prior fiscal year.  These achievements were driven by a number of factors, including expansion of IR’s market share, strong secular growth in our end-market segments and our strategic decision to continue investments in research and development during the last downturn.  While the current environment may be uncertain, we believe we are in the right markets with the right technologies and are confident in our long-term growth potential. ”

Gross margin for the fourth quarter fiscal year 2011 was 37.2%, down 2.3% compared with the third quarter fiscal year 2011 and up from 36.1% in the fourth quarter fiscal year 2010.  The fourth quarter fiscal year 2011 gross margin was down compared to the prior quarter as a result of a decrease in higher margin HiRel revenue due to timing of shipments, and an increase in lower margin consumer revenue.

Operating income was $30.6 million or 9.7% of revenue compared with $41.6 million or 14.0% of revenue in the third quarter fiscal year 2011 and up from operating income of $22.2 million or 8.4% of revenue in the fourth quarter fiscal year 2010.

Research and development expenses for the fourth quarter fiscal year 2011 were $32.5 million, up from $30.7 million in the third quarter fiscal year 2011.

Selling, general and administrative expenses for the fourth quarter fiscal year 2011 were $52.1 million, up from $46.7 million in the third quarter fiscal year 2011.

Cash, cash equivalents and marketable investments totaled $499.7 million at the end of the fourth quarter fiscal year 2011, including restricted cash of $2.1 million.

Cash provided by operating activities for the fourth quarter fiscal year 2011 was $62.3 million.

The Company had 69,899,825 shares outstanding at the end of the quarter.

September Quarter Outlook

Oleg Khaykin noted: “With weakened end-market demand, we currently expect September quarter revenue to range from $290 million to $310 million.  Gross margin is expected to increase to about 39%.

“Looking further out, IR continues to see strong design win traction with a number of our products, including energy saving appliance applications, automotive, and servers, as well as in our discrete products. We continue to be optimistic about our long-term growth prospects and are using the near-term weakness to position IR for future growth.”

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended June 26, 2011, March 27, 2011 and June 27, 2010, respectively, and fiscal years ended June 26, 2011, and June 27, 2010, respectively, reconcile revenue and gross margin for the Company’s customer segments to the consolidated total amounts of such measures for the Company.  What we refer to as our “customer segments” includes our Power Management Devices, Energy-Saving Products, Automotive Products, Enterprise Power and HiRel reporting segments, and does not include our Intellectual Property reporting segment.

Annual Report on Form 10-K

The Company expects to file its Annual Report on Form 10-K for the 2011 fiscal year with the Securities and Exchange Commission on Monday, August 22, 2011. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE: A conference call will begin today at 2:00 p.m. Pacific time. CEO Oleg Khaykin and CFO Ilan Daskal will discuss the company’s June quarter results and September quarter outlook. All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:55 p.m. Pacific time.  In order to join this conference call, participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A taped replay of this call will be available from approximately 6:00 p.m. Pacific time on Wednesday, August 17 through Wednesday, August 24, 2011. To listen to the replay by phone, call 855-859-2056 or 404-537-3406 for international callers and enter reservation number 88785239. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand arising from a decline or volatility in general market and economic conditions or customer forecasts; order cancellations due to decreased demand or softening market conditions for customer products; reduced margins from lower than expected factory utilization and higher than expected costs; additional costs or delays in our ability to timely test and implement our new enterprise resource planning (ERP) system which is currently under development;  additional costs or adverse financial effects from implementing our strategic growth initiatives; volatility or deterioration of capital markets; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand; unexpected costs or delays in implementing our plans to secure and qualify additional manufacturing capacity for our products, including the use of third party contract manufacturers and the purchase and installation of additional manufacturing equipment; the adverse impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction or natural disasters (including without limitation, any effects from events that may occur from natural and related disasters affecting Japan); delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, as filed from time to time.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	June 26, 2011 (Unaudited)	March 27, 2011 (Unaudited)	June 26, 2011	June 27, 2010
Revenues	$317,249	$296,717	$1,176,577	$895,297
Cost of sales	199,375	179,534	711,685	602,700
Gross profit	117,874	117,183	464,892	292,597
Selling, general and administrative expense	52,141	46,680	193,748	169,190
Research and development expense	32,502	30,733	119,339	99,310
Amortization of acquisition-related intangible assets	2,612	1,695	6,768	4,375
Asset impairment, restructuring and other charges (recoveries)	—	(3,489)	(3,359)	289
Operating income	30,619	41,564	148,396	19,433
Other (income) expense, net	(954)	(1,348)	718	2,019
Interest income, net	(1,859)	(2,694)	(10,114)	(11,221)
Income before income taxes	33,432	45,606	157,792	28,635
Benefit from income taxes	(6,202)	(3,879)	(8,754)	(52,192)
Net income	$39,634	$49,485	$166,546	$80,827

Net income per common share-basic (1)	$0.56	$0.70	$2.35	$1.13

Net income per common share-diluted (1)	$0.55	$0.69	$2.33	$1.13

Average common shares outstanding—basic	69,827	69,854	69,858	70,958
Average common shares and potentially dilutive securities outstanding—diluted	70,522	70,601	70,523	71,248

(1)       Net income per common share is computed using the two-class method as required by accounting rules.  We do not pay dividends; however, net income must be allocated to unvested restricted stock units (“RSUs”) on which we could pay dividend equivalents.  The amount of net income allocated to these RSUs is excluded from income available to common shareholders in the calculation of earnings per share.  These amounts were $573 thousand and $733 thousand for the three months ended June 26, 2011, and March 27, 2011, respectively, and $2,562 thousand and $465 thousand for the fiscal years ended June 26, 2011 and June 27, 2010, respectively.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 26, 2011	June 27, 2010
ASSETS
Current assets:
Cash and cash equivalents	$298,731	$229,789
Restricted cash	439	1,913
Short-term investments	185,541	309,384
Trade accounts receivable, net of allowances of $2,424 for 2011 and $3,725 for 2010	196,153	156,753
Inventories	250,174	170,168
Current deferred tax assets	1,950	2,085
Prepaid expenses and other receivables	33,943	40,243
Total current assets	966,931	910,335
Restricted cash	1,632	1,753
Long-term investments	13,325	43,751
Property, plant and equipment, at cost, net	444,759	347,745
Goodwill	121,570	74,955
Acquisition-related intangible assets, net	36,945	7,446
Long-term deferred tax assets	23,403	7,738
Other assets	62,419	47,194
Total assets	$1,670,984	$1,440,917
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$123,922	$94,646
Accrued income taxes	6,850	5,764
Accrued salaries, wages and commissions	45,552	32,279
Current deferred tax liabilities	2	1,686
Other accrued expenses	97,402	75,259
Total current liabilities	273,728	209,634
Long-term deferred tax liabilities	3,845	5,334
Other long-term liabilities	35,499	34,504
Total liabilities	313,072	249,472
Commitments and contingencies
Stockholders’ equity:
Common shares, $1 par value, authorized: 330,000,000; outstanding: 69,899,825 shares in 2011 and 70,324,178 shares in 2010	74,527	73,518
Preferred shares, $1 par value, authorized: 1,000,000; issued and outstanding: none in 2011 and 2010	—	—
Capital contributed in excess of par value	1,021,509	997,637
Treasury stock, at cost	(81,245)	(48,671)
Retained earnings	345,735	179,189
Accumulated other comprehensive loss	(2,614)	(10,228)
Total stockholders’ equity	1,357,912	1,191,445
Total liabilities and stockholders’ equity	$1,670,984	$1,440,917

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Fiscal Year Ended
	June 26, 2011 (Unaudited)	June 27, 2010 (Unaudited) (1)	June 26, 2011	June 27, 2010 (1)
Cash flows from operating activities:
Net income	$39,634	$29,022	$166,546	$80,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,575	18,648	77,137	70,686
Amortization of acquisition-related intangible assets	2,612	1,094	6,768	4,375
Loss (gain) on disposal of fixed assets	147	327	(250)	559
Stock compensation expense	4,236	3,193	15,614	11,419
Gain on sale of investments	(1,698)	(1,077)	(7,985)	(6,485)
Other-than-temporary impairment of investments	482	1,290	1,433	3,349
Provision for (recovery of) bad debts	(814)	163	(2,117)	(2,168)
Provision for (recovery of) inventory write-downs	2,082	1,627	9,129	(2,997)
(Gain) loss on derivatives	(745)	(1,463)	3,872	(3,427)
Deferred income taxes	(13,182)	(4,618)	(19,693)	(5,885)
Tax benefit from stock-based awards	369	—	1,406	—
Excess tax benefit from stock-based awards	(697)	(150)	(3,400)	(197)
Changes in operating assets and liabilities, net	11,481	8,890	(80,735)	(100,734)
Other	(1,220)	967	(5,836)	3,689
Net cash provided by operating activities	62,262	57,913	161,889	53,011
Cash flows from investing activities:
Additions to property, plant and equipment	(52,638)	(19,714)	(146,345)	(58,071)
Proceeds from sale of property, plant and equipment	—	478	800	535
Business acquisitions	272	—	(75,668)	—
Acquisition of intellectual property	—	—	(7,500)	—
Withdrawals from deferred compensation plan	—	—	—	2,443
Sale of investments	9,307	17,307	128,210	146,667
Maturities of investments	70,050	89,560	331,594	146,060
Purchase of investments	(61,453)	(96,724)	(305,481)	(407,399)
Redemption of equity investment	—	—	—	2,050
Released from (additions to) restricted cash	906	(261)	1,595	259
Purchase of cost-based investments	—	—	(1,850)	—
Net cash used in investing activities	(33,556)	(9,354)	(74,645)	(167,456)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,173	1,158	11,412	5,629
Excess tax benefit from stock-based awards	697	150	3,400	197
Purchase of treasury stock	1	(8,609)	(32,574)	(25,039)
Net settlement of restricted stock units for tax withholdings	(835)	(37)	(3,551)	(782)
Net cash used in financing activities	1,036	(7,338)	(21,313)	(19,995)
Effect of exchange rate changes on cash and cash equivalents	(165)	(487)	3,011	(1,532)
Net increase (decrease) in cash and cash equivalents	29,577	40,734	68,942	(135,972)
Cash and cash equivalents, beginning of year	269,154	189,055	229,789	365,761
Cash and cash equivalents, end of year	$298,731	$229,789	$298,731	$229,789

(1)                               Certain reclassifications have been made to the previously reported amounts to conform to the current presentation.

For the fiscal years ended June 26, 2011 and June 27, 2010, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	June 26, 2011			June 27, 2010
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power management devices	$456,764	38.8%	31.6%	$345,610	38.6%	16.5%
Energy saving products	275,044	23.4	44.7	185,404	20.7	40.3
Automotive products	112,174	9.5	29.9	72,932	8.1	24.2
Enterprise power	134,627	11.5	44.1	128,691	14.4	42.3
HiRel	190,547	16.2	51.2	153,213	17.1	51.7
Customer segments total	1,169,156	99.4	39.1	885,850	98.9	32.0
Intellectual property	7,421	0.6	100.0	9,447	1.1	100.0
Consolidated total	$1,176,577	100.0%	39.5%	$895,297	100.0%	32.7%

For the three months ended June 26, 2011 and March 27, 2011, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	June 26, 2011			March 27, 2011
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power management devices	$124,555	39.3%	30.0%	$104,133	35.1%	29.7%
Energy saving products	77,636	24.5	44.3	74,337	25.1	44.6
Automotive products	31,881	10.0	27.5	30,859	10.4	28.7
Enterprise power	34,700	10.9	37.5	33,098	11.2	41.7
HiRel	46,788	14.7	48.4	52,497	17.7	54.6
Customer segments total	315,560	99.5	36.8	294,924	99.4	39.1
Intellectual property	1,689	0.5	100.0	1,793	0.6	100.0
Consolidated total	$317,249	100.0%	37.2%	$296,717	100.0%	39.5%

For the three months ended June 27, 2010, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	June 27, 2010
Business Segment	Revenues	Percentage of Total	Gross Margin
Power management devices	$109,404	41.5%	24.4%
Energy saving products	55,190	20.9	42.9
Automotive products	21,523	8.2	30.6
Enterprise power	34,919	13.2	44.0
HiRel	40,644	15.4	50.8
Customer segments total	261,680	99.2	35.5
Intellectual property	2,116	0.8	100.0
Consolidated total	$263,796	100.0%	36.1%

***

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310.252.7731

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310.252.7148